Exhibit 10.17

AMENDMENT TO DEED OF LEASE

THIS AMENDMENT TO DEED OF LEASE (this “Amendment”) is made this ____ day of ____________________, 2021 (the “Effective Date”), by and between key west md owner llc, a Delaware limited liability company (“Landlord”), and MAXCYTE, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.Landlord and Tenant entered into that certain Deed of Lease dated May 27, 2021 (the “Lease”), whereby Tenant leased approximately 67,326 square feet of space known as Suite 400, as more specifically described in Recital B below (the “Demised Premises”), in the building located at 9713 Key West Avenue, Rockville, Maryland (the “Building”).

B.The Demised Premises consists of (a) approximately 12,957 square feet of rentable area located on the first floor of the Building (the “Phase 1 First Floor Space”) and approximately 12,810 square feet of rentable area located on the fourth floor of the Building (the “Phase 1 Fourth Floor Space”) (the Phase 1 First Floor Space and the Phase 1 Fourth Floor Space are sometimes hereinafter collectively referred to as the “Phase 1 Premises”), (b) approximately 627 square feet of rentable area located on the first floor of the Building (the “Phase 2 UPS Space”), approximately 13,310 square feet of rentable area located on the second floor of the Building (the “Phase 2 Second Floor Space”) and approximately 14,200 square feet of rentable area located on the fourth floor of the Building (the “Phase 2 Fourth Floor Space”) (the Phase 2 UPS Space, the Phase 2 Second Floor Space and the Phase 2 Fourth Floor Space are sometimes hereinafter collectively referred to as the “Phase 2  Premises”), and approximately 13,422 square feet of rentable area located on the second floor of the Building (the “Phase 3 Premises”).

C.Landlord and Tenant desire to modify and summarize the following respective Lease provisions: (i) the commencement dates for each phase of the Demised Premises; (ii) access dates; (iii) rent abatement, and (iv) rent provisions for the Demised Premises on Schedule A attached hereto and to be incorporated into the Lease, and to otherwise modify the Lease as set forth below.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Landlord and Tenant, Landlord and Tenant covenant and agree as follows:

1.Commencement Date.  The provisions of Section 1(a)6 of the Lease are modified as reflected on and summarized in Schedule A attached hereto and from and after the date hereof, the commencement dates for each phase of the Demised Premises shall be as reflected on Schedule A, without regard to Section 1(a)6 of the Lease.
2.The Lease is further amended by adding the new Section 10 to the Introductory Provisions.

“10. Schedule A Defined Terms:

(a) “Access” shall mean Tenant’s entry into respective Phases of the Demised Premises for purposes of performing Tenant Work therein upon delivery to Landlord of a building permit for the respective Tenant Work.

(b) “Substantial Completion” shall mean the date on which the Tenant receives its Certificate of Occupancy for the respective Demised Premises.”

3.Termination of Existing Lease Provision. From and after the Effective Date, Section 45 of the Lease is deleted in its entirety.

4.Brokers.  Landlord and Tenant each represents and warrants to the other that, except for Edge Commercial Real Estate and Cushman & Wakefield, neither party has dealt with any broker in connection with this Amendment.  Tenant shall indemnify and hold Landlord harmless from and against any claims for brokerage or other commission arising by reason of a breach by the Tenant of the aforesaid representation and warranty.

5.Definitions; Merger.  Except where the context plainly requires otherwise, all capitalized terms that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease.  Notwithstanding anything herein to the contrary, in the event Landlord obtains a judgment against Tenant in connection with the Lease, the Lease shall not merge into the judgment.

6.Estoppel.  To induce Landlord to enter into this Amendment, Tenant hereby represents and warrants to Landlord that as of the date of this Amendment:

(a)Tenant has not assigned the Lease or sublet any portion of the Demised Premises;
(b)The Lease is unmodified (except as otherwise expressly set forth to the contrary in this Amendment) and is in full force and effect;
(c)Tenant has no claims against Landlord arising under or in connection with the Lease, and Tenant has no set off or defenses against the enforcement of any right or remedy of Landlord under the Lease; and
(d)Landlord is not in default of any of its obligations under the Lease and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default by Landlord under the Lease.

7.Governing Documents.  Except as modified by this Amendment, the Lease shall remain in full force in accordance with its terms.  In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern and control.

8.Counterparts.  This Amendment may be executed in counterparts.  All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.

The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Amendment had been delivered.  Landlord and Tenant (i) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature.

9.Incorporation of Recitals.  The recitals set forth above are incorporated in and made a part of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:LANDLORD:

Key west md owner llc, a Delaware limited liability company

 By:
Name:
Title:

WITNESS/ATTEST:TENANT:

Maxcyte, inc., a Delaware corporation

 By:
Name:
Title:

			Landlord to provide access for construction start upon delivery of building permit by Tenant, which may be as early as the below date at the discretion of Tenant)
Floor	Size (RSF)	Lease Execution	Access Date (Landlord to provide access for construction start upon delivery of building permit by Tenant, which may be as early as the below date at the discretion of Tenant)	Lease Commencement Date (Base rent subject to abatement starts on the earlier of: 1) Substantial Completion; or 2) the below date).	Rental Abatement (Months) (1)	Lease Expiration	Base Rental Rate (psf)	Annual Base Rental Escalation	Landlord TI Allowance (PSF)
PHASE I
1st	12,957	May 27, 2021	May 27, 2021	Earlier of February 27, 2022 or Substantial Completion	12	August 31, 2035
4th	12,810	May 27, 2021	May 27, 2021	Earlier of February 27, 2022 or Substantial Completion	12	August 31, 2035

PHASE II
1st (UPS)	627	May 27, 2021	January 1, 2022	Earlier of July 1, 2022 or Substantial Completion	12	August 31, 2035
2nd	13,310	May 27, 2021	January 1, 2022	Earlier of July 1, 2022 or Substantial Completion	0	August 31, 2035
4th	14,200	May 27, 2021	A date between December 27, 2021 and May 28, 2022, if and when Landlord provides earlier access by agreement with existing occupant to vacate early, but in no event later than May 28, 2022.	Earlier of Substantial Completion, September 28, 2022, or 4 months after access date	12	August 31, 2035	The then Current Phase I Base Rental Rate

PHASE III
2nd	13,422	May 27, 2021	January 1, 2022	Earlier of Substantial Completion, November 1, 2023, or 4 months after access date	8	August 31, 2035

(1)	Rental Abatement commences on the Lease Commencement Date.